EXHIBIT 21


FIRST FINANCIAL BANCORP. SUBSIDIARIES

First National Bank of Southwestern Ohio, organized as a national banking association under the laws of the United States

Community First Bank & Trust, incorporated in the state of Ohio

Indiana Lawrence Bank, incorporated in the state of Indiana

Fidelity Federal Savings Bank, organized as a federal stock savings bank under the laws of the United States

Citizens First State Bank, incorporated in the state of Indiana

The Clyde Savings Bank Company, incorporated in the state of Ohio

Bright National Bank, organized as a national banking association under the laws of the United States

National Bank of Hastings, organized as a national banking association under the laws of the United States

Sand Ridge Bank, incorporated in the state of Indiana

Hebron Deposit Bank, incorporated in the commonwealth of Kentucky

Heritage Community Bank, incorporated in the state of Indiana

First Financial Bancorp Service Corporation, incorporated in the state of Ohio

Flagstone Insurance and Financial Services Holding Company, incorporated in the state of Ohio